Exhibit 10.56

SCHEDULE A
Apache Corporation
Restricted Stock Unit Award Agreement

GRANT NOTICE

Recipient Name:	[Name]

Company:	Apache Corporation

Notice:
A summary of the terms of your grant of Restricted Stock Units (“RSUs”) is set out in this notice (the “Grant Notice”) but subject always to the terms of the Apache Corporation 2016 Omnibus Compensation Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”). In the event of any inconsistency between the terms of this Grant Notice, the terms of the Plan and the Agreement, the terms of the Plan and the Agreement shall prevail. The Grant is a Cash-Based Award under Section 10 of the Plan and is subject to the provisions of the Plan governing RSUs.

You have been awarded a grant of Altus Midstream Company RSUs in accordance with the terms of the Plan and the Agreement.
Details of the RSUs which you are entitled to receive is provided to you in this Grant Notice and maintained on your account at netbenefits.fidelity.com.

Type of Award:	Restricted Stock Unit(s)

Restricted Stock Unit:
A Restricted Stock Unit (“RSU”) under this Agreement means the right granted to the Recipient to receive the cash equivalent of one share of Stock (as defined below) for each RSU at the end of the specified Vesting Period.

Stock:	The $0.0001 par value Class A common stock of Altus Midstream Company.

Grant:	A Grant related to ______ Restricted Stock Units.

Grant Date:	[Date]

Conditions:
The Recipient may elect, at the time of the grant, to have his or her RSUs deferred into the Deferred Delivery Plan (the “DDP”) when the RSUs vest, in which case the Recipient will receive the value of the RSUs in cash at the times specified pursuant to the DDP. For RSUs that are not deferred, once the RSU vests, the Recipient shall be paid the value of his or her RSUs in cash (net of cash withheld for applicable tax withholdings).

Vesting Period:
RSUs granted shall vest (i.e., restrictions shall lapse) in accordance with the following schedule (the “Vesting Period”), provided that the Recipient remains employed as an Eligible Person as of such vesting date:

First day of the month following the first anniversary of the Grant Date – 1/3 vested.
Second anniversary of the Grant Date – an additional 1/3 vested.
Third anniversary of the Grant Date – an additional 1/3 vested.
Notwithstanding the foregoing, if the Recipient’s termination of employment from the Company and the Affiliates occurs by reason of his or her Retirement, the Recipient shall be deemed to continue to be employed as an Eligible Person for purposes of this Grant and shall continue to vest with respect to a specified percentage of RSUs over the Vesting Period set forth above provided that the Recipient meets the Retirement Conditions set forth in section 5 of the Agreement.
Upon vesting (other than upon death or Disability), the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of the vesting date, unless the Recipient had elected to defer such RSUs into the DDP, in which case the applicable amount of cash shall be paid to the DDP on the vesting date and paid out according to the provisions of the DDP.
Vesting is accelerated to 100% upon the Recipient’s death or cessation of employment by reason of Disability while an Eligible Person (or, only in the case of death, while treated as an Eligible Person following Retirement as described above) during the Vesting Period. Upon vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable, in accordance with the terms of the Plan and this Agreement. The Recipient can name a beneficiary on a form approved by the Committee.
Vesting is accelerated to 100% upon the Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control that occurs during the Vesting Period. With respect to a Recipient who continues to vest following his or her termination due to Retirement, vesting is accelerated to 100% upon a Change of Control that occurs during the Vesting Period and on or after such termination by reason of Retirement. With respect to a Recipient who terminates employment by reason of Retirement after a Change of Control, vesting is accelerated to 100% upon the Recipient’s termination of employment by reason of Retirement. Unless expressly otherwise provided in the Agreement with respect to Retirement and Change of Control, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of the vesting date, unless the Recipient had elected to defer such RSUs into the DDP, in which case the applicable amount of cash shall be paid to the DDP on the vesting date and paid out according to the provisions of the DDP.

Withholding:
The Company and the Recipient will comply with all federal and state laws and regulations respecting the required withholding, deposit, and payment of any income, employment, or other taxes relating to the Grant.

Dividends:
The Company will credit each of the Recipient’s RSUs with Dividend Equivalents. For purposes of this Grant, a Dividend Equivalent is an amount equal to the cash dividend payable per share of Stock multiplied by the number of shares of Stock then underlying such outstanding RSUs. Such amount will be credited to a book entry account on Recipient’s behalf at the time Altus Midstream Company pays any cash dividend on its Stock. The Recipient’s rights in any such Dividend Equivalents will vest at the same time as, and only to the extent that, the underlying RSUs vest and will be distributed at the same time in cash (subject to applicable withholdings), and only to the extent, as the related RSUs are to be distributed to the Recipient as provided in the Agreement and to which such Dividend Equivalents apply.

Acceptance:
Please complete the on-line grant acceptance as promptly as possible to accept or reject your Grant. You can access this through your account at netbenefits.fidelity.com. By accepting your Grant, you will have agreed to the terms and conditions set forth in the Agreement, including, but not limited to, the non-compete and non-disparagement provisions set forth in sections 5 and 6 of the Agreement, and the terms and conditions of the Plan. If you do not accept your Grant, your RSUs will not vest and you will be unable to receive your RSUs.

Apache Corporation
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (the “Agreement”) relating to a grant of Restricted Stock Units is a Cash-Based Award under Section 10 of the Apache Corporation 2016 Omnibus Compensation Plan (the “Plan”) (the “Grant”), dated as of the Grant Date set forth in the Notice of Award under the Agreement attached as Schedule A hereto (the “Grant Notice”), is made between Apache Corporation (together with its Affiliates, the “Company”) and each Recipient. The Grant Notice is included in and made part of this Agreement.
In this Agreement and each Grant Notice, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan except as herein defined.
Definitions
“409A Change of Control” means a Change of Control that constitutes, with respect to Apache Corporation, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).
“Disability” or “Disabled” means the Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Recipient agrees that a final and binding determination of “Disability” will be made by the Company’s representative under the Company’s group long-term disability plan or any successor thereto or, if there is no such representative and there is a dispute as to the determination of “Disability,” it will be decided in a court of law in Harris County, Texas.
“Grant Notice” means the separate notice given to each Recipient specifying the number of RSUs granted to the Recipient (the “Grant”).
“Fair Market Value” means the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that if the Committee has not made such determination, such fair market value shall be the per share closing price of the Stock as reported on NASDAQ or on such other exchange or electronic trading system as, on the date in question, reports the largest number of traded shares of stock; provided further, however, that if there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.
“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Recipient that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor.
“Payout Amount” means the vested portion of the Grant expressed as an amount of cash equal to the Fair Market Value of the shares of Stock underlying the RSUs and related Dividend Equivalents.
“Recipient” means an Eligible Person designated by the Committee at the Grant Date to receive one or more Grants under the Plan.
“Retirement” means, with respect to a Recipient and for purposes of this Agreement, the date the Recipient terminates employment with the Company after attaining (i) age 55 and (ii) a certain combination of age and Years of Service set forth in the Matrix in Exhibit “A” attached hereto.
“Years of Service” means the total number of months from the Recipient’s date of hire by the Company to the date of termination of employment, plus any months required to be recognized under an appropriate acquisition agreement, divided by 12.
“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his or her own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)
There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)
There is a material change in the geographic location at which the Recipient must perform his or her service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Vice President, Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources, or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.
Terms
1.    Grant of RSUs. Subject to the provisions of this Agreement and the provisions of the Plan and Grant Notice, the Company shall grant to the Recipient, pursuant to the Plan, a right to receive the number of RSUs set forth in the Recipient’s Grant Notice. The Grant shall give the Recipient the right, upon vesting, to receive an amount in cash equal to the Fair Market Value of an equal number of shares of $0.0001 par value Class A common stock of Altus Midstream Company (“Stock”) to that of the number of RSUs set forth in the Recipient’s Grant Notice. At the time of the Grant, the Recipient may elect to defer all or any portion of the RSUs in the Deferred Delivery Plan (the “DDP”).
2.    Vesting and Payment of Cash. Subject to the provisions of sections 3 and 4 of this Agreement, the entitlement to receive an amount of cash equal to the Fair Market Value of the number of shares of Stock pursuant to the RSUs comprising the Grant Amount shall vest in accordance with the schedule set forth in the Grant Notice (the “Vesting Period”); provided that the Recipient remains employed as an Eligible Person on such applicable vesting dates. Unless the Recipient elected to defer the RSU into the DDP, such cash, subject to applicable withholding, shall be paid by the Company to the Recipient within thirty (30) days of the vesting date (other than upon death or Disability). To the extent that the Recipient elected to defer the RSUs into the DDP and sections 3 and 4 do not apply, when the RSUs vest, an amount of cash equal to the Fair Market Value of the number of shares of Stock that have vested pursuant to the RSUs comprising the Grant Amount shall be paid to the DDP and paid thereafter to the Recipient as specified under the terms of the DDP.
3.    Termination of Employment, Retirement, Death, or Disability. Except as set forth below in this section 3 and in section 4 of this Agreement, each Grant shall be subject to the condition that the Recipient has remained an Eligible Person from the award of the Grant of RSUs until the applicable vesting date as follows:
(a)    If the Recipient voluntarily leaves the employment of the Company (other than for reason of Retirement), or if the employment of the Recipient is terminated by the Company for any reason or no reason, any RSUs granted to the Recipient pursuant to the Grant Notice not previously vested shall thereafter be void and forfeited for all purposes.
(b)    If the Recipient leaves the employment of the Company by reason of Retirement, the RSUs granted to the Recipient pursuant to the Grant Notice not previously vested shall continue to vest following the Recipient’s termination of employment by reason of Retirement as if the Recipient remained an Eligible Person in the employ of the Company, provided that such Recipient shall be entitled to continue vesting only if such Recipient satisfies the Retirement Conditions set forth in section 5 below (except in the case of death) and only with respect to the specified percentage of such unvested RSUs set forth in Exhibit “A” for a certain combination of age and Years of Service attained by the Recipient as of the Recipient’s Retirement under the Matrix set forth in Exhibit “A”.
(c)    A Recipient shall become 100% vested in all RSUs under the Grant Notice on the date the Recipient dies while employed by the Company regardless whether Recipient has accepted the Grant, or on the date the Recipient is no longer employed by the Company by reason of Disability, or, only in the case of death, while continuing to vest pursuant to section 3(b) of this Agreement.  Payment shall be made as soon as administratively practicable, but in no event (i) in the case of death, shall the payment occur later than the last day of the calendar year following the calendar year in which such death occurs or (ii) in the case of cessation of employment by reason of Disability, shall the payment occur later than thirty (30) days following the date the Recipient is determined to be Disabled and is no longer employed by the Company.  If clause (ii) is applicable and the period from the date on which the Recipient is determined to be Disabled and is no longer employed by the Company to the date under clause (ii) spans two consecutive calendar years, payment shall be made in the second calendar year of such consecutive calendar years.  Such payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable.  Each Recipient may designate a beneficiary on a form approved by the Committee.
4.    Change of Control. Pursuant to Section 13.1(c)(iii) and (d) of the Plan, the following provisions of this section 4 of the Agreement shall supersede Sections 13.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control during the Vesting Period, the Recipient shall become 100% fully vested in the unvested RSUs granted to the Recipient pursuant to the Grant Notice as of the date of his or her Involuntary Termination or Voluntary Termination with Cause. Subject to section 11(b) of this Agreement, payment shall occur within thirty (30) days following the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding. Further, in the event of a Change of Control following the Recipient’s termination of employment by reason of Retirement while the Recipient is continuing to vest in the RSUs pursuant to section 3(b) of this Agreement, the Recipient shall become 100% fully vested in the unvested RSUs granted to the Recipient pursuant to the Grant Notice as of the date of the Change of Control (including those excluded by the specified percentage set forth in Exhibit “A”). Subject to section 11(b) of this Agreement, the Recipient, if the Recipient terminates employment on account of Retirement prior to the occurrence of a Change of Control, shall receive payment with respect to 100% of the fully vested RSUs within thirty (30) days of the date of a 409A Change of Control, or if the Change of Control is not a 409A Change of Control, on the remaining vesting dates during the Vesting Period in the amount of 1/3 (on each of the remaining vesting dates) of the RSUs awarded as of the Grant Date, subject to required tax withholding. Further still, in the event of a Change of Control prior to the Recipient’s termination of employment by reason of Retirement during the Vesting Period, the Recipient shall become 100% fully vested in the unvested RSUs granted to the Recipient pursuant to the Grant Notice as of the date the Recipient terminates employment by reason of Retirement (including those excluded by the specified percentage set forth in Exhibit “A”). For the purpose of vesting as set forth in the prior sentence, a Recipient’s Involuntary Termination or Voluntary Termination with Cause after a Change of Control shall be deemed a termination by reason of Retirement. Subject to section 11(b)

of this Agreement, the Recipient, who terminates employment by reason of Retirement after a Change of Control, shall receive payment with respect to 100% of the fully vested RSUs on the remaining vesting dates during the Vesting Period in the amount of 1/3 (on each of the remaining vesting dates) of the RSUs awarded as of the Grant Date, subject to required tax withholding.
5.    Conditions to Post-Retirement Vesting. If the Recipient has attained age 55 and a certain combination of age and Years of Service set forth in the Matrix in Exhibit “A” attached hereto and terminates employment with the Company and the Affiliates by reason of Retirement, it is agreed by the Company and the Recipient that:
(a)    subject to the provisions of this section 5(a) and sections 5(b) and 5(c), such Recipient shall continue to vest in the specified percentage of unvested RSUs set forth in Exhibit “A”, for the combination of age and Years of Service attained by such Recipient as of his or her Retirement under the Matrix set forth in Exhibit “A”, following the date of his or her termination by reason of Retirement as if the Recipient continued in employment as an Eligible Person provided that the Grant Date of the unvested RSUs is prior to such termination date in an amount of time which allows the Recipient to provide the written notice as follows and the Recipient has provided advance written notice not before three (3) months following the Grant Date and not less than the number of months prior to such termination date as set forth in the Schedule below to Apache Corporation’s Vice President, Human Resources, or his or her delegate, and to his or her direct manager, regarding the Recipient’s intent to terminate employment for reason of Retirement; provided, however, a Recipient who is at least age 55 and attained the necessary combination of age and Years of Service under the Matrix set forth in Exhibit “A” for Retirement need not provide such advance written notice of his or her intent to terminate employment by reason of Retirement if the Company elects to require such Recipient to, or (as part of a reduction in force or otherwise in writing in exchange for a written release) offers such Recipient the opportunity to, terminate employment with the Company by reason of Retirement:

Age	Advance Written Notice
65 or older	3 months
between (and including) 55 and 64	6 months

; and it is further agreed that
(b)    in consideration for the continued vesting treatment afforded to the Recipient under section 5(a), Recipient shall, during the continuing Vesting Period after Retirement (the “Continued Vesting Period”), refrain from becoming employed by, or consulting with, or becoming substantially involved in the business of, any business that competes with the Company or its Affiliate in the business of exploration or production of oil or natural gas wherever from time to time conducted throughout the world (a “Competitive Business”) and Recipient shall provide to the Company, upon Company’s request, (x) a written certification, in a form provided by or satisfactory to the Company, as to Recipient’s compliance with the forgoing conditions and/or (y) his/her U.S. Individual Income Tax Return for any return filed by the Recipient which relates to any time during the Continued Vesting Period to allow the Company to verify that Recipient has complied with the foregoing conditions; provided, that the Recipient may purchase and hold for investment purposes less than five percent (5%) of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and provided further, that the Recipient may provide services solely as a director of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system if, during the Continued Vesting Period, (i) the Recipient only attends board and board committee meetings, votes on recommendations of management, and discharges his/her fiduciary obligations under the law and (ii) the Recipient is not involved in, and does not advise or consult on, the marketing, government relations, customer relations, or the day-to-day management, supervision, or operations of such Competitive Business; and it is further agreed that

(c)    in consideration for the continued vesting treatment afforded to the Recipient under section 5(a), Recipient shall, during the Continued Vesting Period, refrain from making, or causing or assisting any other person to make, any oral or written communication to any third party about the Company, any Affiliate and/or any of the employees, officers or directors of the Company or any Affiliate which impugns or attacks, or is otherwise critical of, the reputation, business or character of such entity or person; or that discloses private or confidential information about their business affairs; or that constitutes an intrusion into their seclusion or private lives; or that gives rise to unreasonable publicity about their private lives; or that places them in a false light before the public; or that constitutes a misappropriation of their name or likeness.

Notwithstanding the foregoing provisions of this section 5 of the Agreement, (i) in the event that the Recipient fails to satisfy any of the conditions set forth in sections 5(a), (b) and (c) above, the Recipient shall not be entitled to vest in any unvested RSUs after the date of Retirement and the unvested RSUs subject to this Agreement shall be forfeited and (ii) the Recipient shall not have any right to continue to vest upon Retirement in any future awards granted under the Plan once the Recipient provides the notice of Retirement as set forth in section 5(a) above.
6.    Prohibited Activity. In consideration for this Grant and except as permitted under section 5(b) above, the Recipient agrees not to engage in any “Prohibited Activity” while employed by the Company or within three years after the date of the Recipient’s termination of employment.  A “Prohibited Activity” will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if the Recipient (i) divulges any non-public, confidential or proprietary information of the Company, but excluding information that (a) becomes generally available to the public other than as a result of the Recipient’s public use, disclosure, or fault, or (b) becomes available to the Recipient on a non-confidential basis after the Recipient’s employment termination date from a source other than the Company prior to the public use or disclosure by the Recipient, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by contractual, legal or fiduciary obligation; (ii) directly or indirectly, consults with or becomes affiliated with, participate or engage in, or becomes employed by any business that is competitive with the Company, wherever from time to time conducted throughout the world, including situations where the Recipient solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of the Company; or (iii) engages in publishing any oral or written statements about the Company, and/or any of its directors, officers, or employees that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

7.    Payment and Tax Withholding. Upon receipt of any entitlement to cash under this Agreement and, if applicable, upon the Recipient’s attainment of eligibility to terminate employment by reason of Retirement pursuant to section 3(b), the Recipient shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding, if any, required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws. The payment of a Payout Amount shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Where appropriate, cash shall be withheld by the Company to satisfy applicable tax withholding requirements rather than paid directly to the Recipient.
8.    Non-Transferability of Grant. A Grant shall not be transferable otherwise than by testamentary will or the laws of descent and distribution, or in accordance with a valid beneficiary designation on a form approved by the Committee, subject to the conditions and exceptions set forth in Section 15.2 of the Plan.
9.    No Right to Continued Employment. Neither the RSUs or the cash payment pursuant to a Grant nor any terms contained in this Agreement shall confer upon the Recipient any express or implied right to be retained in the employment or service of the Company for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Recipient’s employment or service at any time for any reason or no reason. The Recipient acknowledges and agrees that any right to receive RSUs or cash pursuant to a Grant is earned only by continuing as an employee of the Company at the will of the Company, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Grant, or acquiring RSUs or cash pursuant to the Grant hereunder.
10.    The Plan. In consideration for this Grant, the Recipient agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. The Grant is a Cash-Based Award under Section 10 of the Plan and is subject to the provisions of the Plan governing RSUs. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet and the Plan document can be found on Fidelity’s website (netbenefits.fidelity.com). A paper copy of the Plan and the prospectus shall be provided to the recipient upon the Recipient’s written request to the Company at 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056-4400, Attention: Corporate Secretary.

11.    Compliance with Laws and Regulations.
(a)    The Grant and any obligation of the Company to deliver RSUs and cash hereunder shall be subject in all respects to (i) all applicable laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.
(b)    This Grant is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the RSUs constitute “deferred compensation” under Section 409A of the Code and any RSUs become payable pursuant to the Recipient’s termination of employment, settlement of the RSUs shall be delayed for a period of six months after the Recipient’s termination of employment if the Recipient is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if required pursuant to Section 409A of the Code. If settlement of the RSU is delayed, the RSUs shall be settled on the first day of the first calendar month following the end of the six-month delay period. If the Recipient dies during the six-month delay, the RSUs shall be settled and paid to the Recipient’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death. Notwithstanding any provisions to the contrary herein, payments made with respect to this Grant may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service”, as such term is defined in Section 11.1 of the Plan. Recipient shall not have any right to determine a date of payment of any amount under this Agreement. This Agreement may be amended without the consent of the Recipient in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. If the Grant and this Agreement is subject to Section 409A of the Code and the rules and regulations issued thereunder, then the vesting date shall be the “designated payment date” or “specified date” under Treasury Regulation 1.409A-3(d).
12.    Notices. Unless otherwise provided in this Agreement, all notices by the Recipient or the Recipient’s assignees shall be addressed to the Administrative Agent, Fidelity, through the Recipient’s account at netbenefits.fidelity.com, or such other address as the Company may from time to time specify. All notices to the Recipient shall be addressed to the Recipient at the Recipient’s address in the Company’s records.
13.    Other Plans. The Recipient acknowledges that any income derived from the Grant shall not affect the Recipient’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
14.    Terms of Employment. The Plan is a discretionary plan. The Recipient hereby acknowledges that neither the Plan nor this Agreement forms part of his terms of employment and nothing in the Plan may be construed as imposing on the Company or any Affiliate a contractual obligation to offer participation in the Plan to any employee of the Company or any Affiliate. The Company or any Affiliate is under no obligation to make further Grants to any Recipient under the Plan. The Recipient hereby acknowledges that if he ceases to be an employee of the Company or any Affiliate for any reason or no reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum.
15.    Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Recipient hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:
(a)    administering and maintaining Recipient records;
(b)    providing information to any registrars, brokers or third party administrators of the Plan; and
(c)    providing information to future purchasers of the Company or the business in which the Recipient works.

16.    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.
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Exhibit “A”